Exhibit 99.1

    First Consulting Group (FCG) to Implement and Operate New Core
               Administrative System for Health Alliance

    LONG BEACH, Calif.--(BUSINESS WIRE)--May 3, 2006--

  FCG to Implement and Operate Technology with Expectation to Reduce
   Costs and Increase Illinois Health Plan's Focus on Its Customers

    First Consulting Group (FCG) (Nasdaq:FCGI) today announced a six-year, $12 million implementation and operating services agreement with Health Alliance Medical Plans (Health Alliance), a 256,000 member health plan based in Champaign-Urbana, Illinois. FCG will upgrade and support the implementation and integration of the QNXT suite of enterprise applications for running their core business functions, which involves the administrative functions and consumer directed capabilities, that is expected to automate transactions, accelerate data mining, improve productivity, and improve the information transparency of Health Alliance, the largest managed care organization in downstate Illinois.
    "We look forward to working with Health Alliance to assist it in remaining one of the top health plans in the US," said Steve O'Dell, FCG Senior Vice President and General Manager, Health Plans. "FCG will help implement a combination of technology and business solutions for Health Alliance that is expected to improve its technology and business platform so that it can increase its customer focus, differentiate itself in the market, and compete effectively with the national health plans."
    Under the agreement, FCG has partnered with QCSI to implement the QNXT core administrative system and MyHealthBank, a suite of Web-based applications to create an improved, customer-friendly Web-presence for Health Alliance. In addition, FCG will develop and implement a data warehousing application to enhance Health Alliance's access to timely and accurate information.
    "We're pleased to partner with FCG to improve our current systems to better meet the needs of our customers," said Robin Winskas, Health Alliance Chief Operating Officer. "As consumer responsibility increases with consumer-directed health plans, our goal is to make sure we are offering our customers everything they need to make the most informed healthcare decisions. FCG has come up with an approach that will not only reduce our overall costs, but will allow us to increase our customer focus and increase our overall information transparency."

    About FCG

    First Consulting Group (FCG) is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore resources, FCG provides low cost, high quality services to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    About Health Alliance

    Health Alliance Medical Plans is the leading provider-sponsored health insurer in the Midwest, covering more than 250,000 lives. Health Alliance has been named the top rated health plan in Illinois and Iowa and among the top 10 percent in the nation of all commercial health plans in the 2005 U.S. News & World Report and National Committee for Quality Assurance (NCQA) pick of 'America's Best Health Plans.' Additionally, in recognition of its exceptional commitment to quality, Health Alliance has maintained the highest accreditation possible from NCQA for its HMO, POS and Medicare HMO plans since 1997.

    About QCSI

    Cited by a global independent research company as a leader for healthcare claims platforms and claims platforms for consumer-directed health and claims platforms with integrated medical management, QCSI is empowering companies for "The Next Healthcare Economy, Without Information Boundaries." The company is celebrating more than 11 years of delivering advanced technology enterprise solutions that empower health insurers, benefits administrators and healthcare consumers to automate healthcare administration, lower the cost of care and improve outcomes. QCSI's service oriented architecture (SOA) applications enable health plans flexibility to reduce costs, improve customer service, increase profitability, expand market share and prepare for government regulations, including HIPAA. Our award-winning enterprise applications include the QNXT product family (Medical, Dental, Case Management, Accounts Receivable, View, and Connect), and the web-based MyHealthBank suite (Transact, Direct, Navigator, and Finance), proven applications and solutions for the rapidly growing consumer-directed healthcare segment. Headquartered in Phoenix, Arizona, QCSI can be contacted at 888-940-6432 or info@qcsi.com, or visit our website at www.qcsi.com for more information. QNXT, QMACS, QCSI, and MyHealthBank are trademarks or registered trademarks of QCSI. U.S. Patent No. 6,879,959. Other marks referenced herein are the service marks, trademarks or registered trademarks of their respective holders.

    Forward-Looking Statements

    This release contains forward-looking statements, including estimates of the future value and duration of the implementation and operating agreement between FCG and Health Alliance and the potential effects of such agreement on FCG and Health Alliance. These forward-looking statements involve known and unknown risks which may cause FCG's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks that should be considered include whether the implementation and operating agreement may be amended, modified or terminated early by the parties, how FCG manages the implementation and operating environment under the terms of the contract, including transition to and integration of the services, management of the partnership with QCSI and other factors referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: First Consulting Group
             Julie A. Johnson, 562-625-5243
             or
             Thomas Reep, 562-624-5250
             Or
             MBooth & Associates
             Kurt Rossler / Keith Campbell, 212-481-7000